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                                                                    Exhibit 10.9

               MANUFACTURING, PURCHASE AND DISTRIBUTION AGREEMENT


         This Manufacturing, Purchase and Distribution Agreement (the "Agreement") is entered into by and between Aureal Semiconductor Inc., a Delaware corporation ("Aureal") with principal offices at 4245 Technology Drive, Fremont, California 94538 and Diamond Multimedia Systems, Inc., a Delaware corporation and its wholly owned subsidiaries ("Diamond"), with principal offices at 2880 Junction Avenue, San Jose, California 95134-1922 and is effective as of July 3, 1998 (the "Effective Date").

Recitals

         A. Aureal possesses certain knowledge, expertise and know-how relating to PCI Audio Chip design and manufacturing, audio sound card design and three-dimensional audio technology. Aureal has implemented and embodied certain of these audio technologies in its Vortex integrated circuit products which are defined in Exhibit A (the "Aureal Chips").

         B. Diamond and Aureal desire to enter into a partnership arrangement in which Diamond will be the preferred provider of Add-In Sound Cards (defined below) which incorporate the Aureal Chips for certain defined markets and Aureal will be Diamond's preferred provider of audio products for all Diamond Add-In Sound Card products and motherboard applications.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement

         1. Definitions.

                  1.1 "Add-In Sound Cards" means finished board level products containing the Aureal Audio Products for Personal Computers.

                  1.2 "Aureal Audio Products" means audio only products developed by Aureal to include audio integrated circuits, Add-In Sound Cards, and other audio related components for the Personal Computer as listed on Exhibit A.

                  1.3 "Commercial Distributor" means an entity that is licensed to distribute computer hardware or software products in large volume shipments to End-Users or other Resellers.

                  1.4 "Dealer" means an entity that has the right to distribute pre-packaged computer hardware or software products directly to End Users through retail channels.

                  1.5 "End-User" means an individual or entity that licenses or purchases products for his, her or its own personal or business purposes, and not for license or resale to others.

                  1.6 "Named OEMs" means OEM customers listed on Exhibit C.


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                  1.7 "OEM" means an entity which manufactures computer
equipment or computer hardware for distribution with other third-party hardware and software components as a complete system under its own brand name to End Users and Resellers.

                  1.8 "Diamond Channel" means The Reseller, OEM's and Commercial Distributor.

                  1.9 "Proprietary Rights" means copyrights, patent rights, trade secret rights, trademark rights and other intellectual and proprietary rights.

                  1.10 "Resellers" means Dealers, Retailers and System Integrators.

                  1.11 "Retailer" means a customer who resells the Add-In Sound Cards to customers who intend to use such products and do not have an intention to resell them.

                  1.12 "Systems Integrator" means an entity which obtains or licenses third-party hardware and software for distribution as a complete system to End Users.


         2. Manufacturing and Purchase.

                  2.1 Manufacturing. Aureal will design, manufacture and supply Diamond with its Add-In Sound Card products. Diamond and Aureal will jointly specify the Add-In Sound Cards for the relationship which Aureal shall manufacture through its chosen subcontractor. The Diamond designed card can not be sold to other customers without Diamond's consent. A card with similar functionality but without Diamond-designed circuitry shall not be considered a Diamond-designed card. Diamond retains the right to qualify such manufacturing subcontractor pursuant to Diamond's standard qualification procedures. Diamond's qualification of Aureal's manufacturing subcontractor shall not be unreasonably withheld.

                  2.2 Aureal's Sale Obligation. Subject to the Phase Out Period in Section 2.4 and the terms and conditions of this Agreement (including, but not limited to, Section 3 "Minimum Purchase Commitments"), Aureal agrees that it will provide Add-In Sound Cards to Diamond [****]. Additionally, nothing in this Agreement shall prohibit Aureal from selling, either directly or through other direct and indirect distribution channels, Aureal Chips in conjunction or in connection with or for incorporation into any audio technology other than Add-In Sound Cards.

                  2.3 Diamond Purchase Obligation. Subject to the Phase Out Period in Section 2.4, Aureal will sell the Aureal Add-In Sound Cards to Diamond pursuant to the terms and conditions set forth in Sections 2 and 5. Diamond will exclusively use the Aureal Add-In Sound Cards for the Diamond Channels. Diamond does not have a similar restriction on the Named OEM channels, however if Diamond uses a non-Aureal chip in the Named OEM channels, Diamond can not use the Monster brand name for such products. Aureal and Diamond will cooperate on sales opportunities which require a different business model on a case by case basis.

                  2.4 Phase Out Period.


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                           2.4.1    Diamond. [****]

                            2.4.2    Aureal. [****]

                  2.5 Specifications of Aureal Products. From time to time, Aureal and Diamond will mutually agree upon the specifications and functionality of the Aureal Audio Products to be supplied by Aureal hereunder, and Aureal and Diamond will work together to use commercially reasonable efforts to provide to Diamond, Aureal Audio Products in accordance with such agreed upon specifications and including such agreed upon functionality.

                  2.6 Prices.

                           2.6.1    Motherboard. [****]

                           2.6.2    Add-In Sound Card. Aureal will sell Add-In
Sound Cards to Diamond for the Diamond Channel pursuant to the pricing formulas set out in Exhibit B.

         3. Minimum Purchase Commitments. Aureal's obligation in Section 2.2 ("Aureal's Sale Obligation") is subject to, among other things, [****] ("Diamond's Minimum Commitment"). The prices of such Add-In Sound Cards shall be set forth in Exhibit B. These purchase orders shall be non-cancelable. If Diamond fails to purchase such amounts, it shall submit payment for the balance due for each of the quarters' remaining commitments, at the end of each quarter.

         4. Warranties

                  4.1 Customer Response. Aureal shall deliver the Add-In Sound Card product to Diamond based upon an agreed specification. Within 5 days after receipt, Diamond shall accept the deliverable in writing or provide Aureal with a written statement of defects for the Add In Sound Card. Aureal shall promptly correct the defects and redeliver the Add-In Sound Card as soon as practicable.

                  4.2 Limited Software Warranty. Aureal warrants to Diamond that the Software furnished with Aureal Audio Products will substantially conform with Aureal's published specifications for such Software on the date of the order for such Aureal Audio Products for a period of ninety (90) days after delivery of the first copy of the first version of the software for the Aureal Audio Products to Diamond. This warranty shall apply only if the Software is properly used in accordance with the procedures described in the documentation supplied by Aureal. Defects in the Software will be reported to Aureal in a form and with supporting information reasonably requested by Aureal to enable Aureal to document and reproduce the error at Aureal's facilities, and to diagnose and correct the defect. THE FOREGOING IS DIAMOND'S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF WARRANTY BY AUREAL WITH RESPECT TO THE SOFTWARE.

                  4.3 Limited Hardware Warranty. For a period of one year after delivery of a particular Aureal Audio Product to Diamond, Aureal warrants to Diamond that such Hardware will substantially conform with the published specifications for the Hardware on the date of the order if properly used in accordance with procedures described in the documentation supplied by Aureal. Diamond shall notify Aureal of any nonconformance during the warranty period, and subject to Aureal's standard RMA


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procedures, obtain a return material authorization ("RMA") for the nonconforming
Hardware from Aureal, and ship the nonconforming Hardware to Aureal's designated repair facility, freight prepaid, within five (5) days of receipt of the RMA with a statement which includes the RMA number, sufficient information to identify the original purchase order and a brief statement explaining the alleged nonconformity. Aureal's exclusive obligation with respect to nonconforming Hardware shall be, at Aureal's option, to repair or replace such Hardware, or to refund to Diamond the purchase price paid for the Hardware. THE FOREGOING IS DIAMOND'S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF WARRANTY BY
AUREAL WITH RESPECT TO THE HARDWARE.

                  4.4 Limitation on Warranty. The warranties set forth above shall not apply to any Add-In Sound Card which has been modified, repaired or altered, except by Aureal, or which has not been maintained in accordance with any handling or operating instructions supplied by Aureal, or which has been subjected to unusual physical or electrical stress, misuses, abuse, negligence or accidents. The warranties herein are between Aureal and Diamond and do not entitle Diamond's customers to any service directly by Aureal.

                  4.5 Disclaimer of Warranties. THE FOREGOING WARRANTIES ARE THE SOLE WARRANTIES, EXPRESS OR IMPLIED, GIVEN BY AUREAL IN CONNECTION WITH THE ADD-IN SOUND CARDS AND AUREAL DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF THIRD PARTY RIGHTS. AUREAL DOES NOT WARRANT THAT THE SOFTWARE WILL OPERATE CONTINUOUSLY OR BE ERROR-FREE.

                  4.6 Hardware and Software Design Defects. Diamond and Aureal shall meet and confer on a regular basis to discuss product performance and reliability issues. In the event that defects are identified by either party in either the hardware or software portions of the products each problem will be assigned a mutually agreed upon severity code. Severity code 1 problems shall be those defects that cause interruption of the operation of the user's computer in such a way that requires the computer to be rebooted to continue, corrupts data, or results in the non-operation of major functionality of the product where such non-operation cannot be restored by a user initiated workaround. Severity code 2 problems shall be those that are not code 1 problems, but are of greater than cosmetic or nuisance level problems and include but are not limited to issues that impair normal performance, or cause abnormal endings to operation of the user's applications. Severity code 3 problems are those which are primarily cosmetic in nature and do not impair the performance of the product or the users normal operation of the product. Aureal will use its best efforts to correct level 1 problems within 5 working days of such problems identification to a level that allows the problem to be replicated. If a solution is not found within 10 working days, Diamond shall be entitled to relief from its obligation to accept future deliveries of affected products and relief from minimum purchase quantities on a prorated basis after such 10 working day period until a solution has been implemented to correct such code 1 problem. Aureal shall use commercially reasonable efforts to correct severity code 2 problems within 10 working days of their identification to a level that allows reproduction of the problem. For severity code 3 problems Aureal shall use commercially reasonable efforts to correct such problems in the next regularly scheduled release of a hardware or software update.

         5. General Order, Delivery and Payment Terms.


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                  5.1 Purchase Orders. The terms of this Agreement will govern all purchase orders issued by one party ("Diamond") to the other party ("Aureal") hereunder (except for shipping addresses, quantities and delivery dates specified therein) and all inconsistent terms and conditions on purchase orders, acknowledgments or invoices issued to or by either party are superseded and of no force or effect. All purchase orders are subject to acceptance by the Aureal at its principal place of business and unless the Aureal rejects a purchase order within five (5) days after receipt thereof, such purchase order shall be deemed accepted.

                  5.2 Releases. Add-In Sound Cards shall be released for shipment in accordance with the applicable release procedures regarding quality control, inspection, permits and certifications, all as more particularly described in Exhibit F ("Release Procedures") attached hereto. Aureal and Diamond will jointly define the Release Procedures.

                  5.3 Rescheduling and Cancellation. No purchase orders submitted by Diamond to Aureal hereunder may be canceled. Shipments of purchase orders may be rescheduled at no charge, provided that (i) no purchase order is rescheduled more than one time; (ii) shipment dates are not extended more than ninety (90) days beyond that originally specified in the purchase order; and
(iii) quantities specified in purchase orders are not increased or decreased by more than twenty-five percent (25%), provided however, that this Section shall not apply to the quantities purchased under Section 3, Minimum Purchase Commitments.

                  5.4 Shipping. Aureal will use commercially reasonable efforts to ship Aureal Audio Products ordered by Diamond in the quantities and by the dates specified in purchase orders but Aureal shall have no liability for failing to so ship such products. In the event inventory is insufficient to meet purchase orders, the Aureal will use commercially reasonable efforts to allocate available inventory to all of its customers on a reasonably equitable basis. All shipments by a Aureal will be shipped F.O.B. Aureal's shipping point.

                  5.5 Acceptance. Each Aureal Audio Product must conform in all material respects to the applicable Specifications. Unless Diamond gives written notice of rejection within thirty (30) days of shipment, the products shall be deemed accepted. Should Diamond notify Aureal within said thirty (30) day period that the product is non-conforming, then Diamond, upon receipt of authorization from Aureal, shall promptly return the non-conforming product to Aureal in accordance with Aureal's return material procedure, accompanied by a written explanation of the reasons for the return. Aureal's exclusive obligation with respect to non-conforming product shall be, at Aureal's option, to repair or replace such product or to refund to Diamond the purchase price paid for the product.

                  5.6 Payments. All invoices shall be paid for by the Diamond within thirty (30) days after the date of the Aureal's invoice. Aureal will not invoice the Diamond for Products until they have been shipped.
Payments shall be delivered to Aureal as follows:

                                    Aureal Semiconductor Inc.
                                    Attn:  Accounts Receivable
                                    4245 Technology Drive
                                    Fremont, CA  95438

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                           5.6.1 Revenue Sharing. Aureal and Diamond will meet
on a monthly basis to review and reconcile the revenue sharing model as set forth in Exhibit B. Diamond and Aureal will appoint designated persons at their respective companies to administer the revenue sharing program.

                  5.7 Taxes. The prices hereunder do not include state, federal or local taxes, duties, penalties or interest and the Diamond is responsible for the payment of all taxes imposed as a result of the transactions contemplated by this Agreement, other than those based on the Aureal's net income.

                  5.8 Audit Rights. Both parties, at their own initial expense, may audit or have a third party audit the records and supporting documentation of the other party relating to the costs and other required information to calculate the revenue sharing information set forth in Exhibit B. Audits will be conducted not more than once per quarter during normal business hours. Each party will provide the other with reasonable access to its premises during normal business hours.

         6. Ownership.

                  6.1 Aureal Rights. Notwithstanding anything else, as between the parties, Aureal retains (i) all Proprietary Rights in and to the Aureal Chips (including all technology and know-how incorporated therein or used in the development thereof) and all copies, modifications, improvements and derivative works thereof (by whomever produced), and all related documentation and materials and (ii) all of its service marks, trademarks, trade names or any other designations (and notwithstanding anything else herein, Diamond may not use any name, mark or designation used by Aureal or its licensors except for use in advertising or marketing the Aureal Audio Products as expressly provided in Exhibit D).

                  6.2 Diamond Rights. Notwithstanding anything else, as between the parties, Diamond retains all of its service marks, trademarks, trade names or any other designations (and notwithstanding anything else herein, Aureal may not use any name, mark or designation used by Diamond or its licensors except for use in advertising or marketing the Aureal Chips and Add-In Sound Cards as expressly provided herein).

         7. Distribution of Add-In Sound Cards.

                  7.1 Distribution by Diamond. The parties agree that subject to the terms and conditions of this Agreement, Diamond has the (i) non-exclusive right to distribute Add-In Sound Cards to the Diamond Channel on a worldwide basis as a product jointly branded with Aureal and (ii) non-exclusive right to distribute Add-In Sound Cards to OEM's under its own brand name or in conjunction with Aureal. [****]. Diamond will receive [****].

                  7.2 Distribution by Aureal. The parties agree that subject to the terms and conditions of this Agreement, Aureal has [****]. Diamond and Aureal agree to meet and discuss the direct marketing programs of both Diamond and Aureal on or before December 31, 1998 to review the impact of such programs on the retail and distribution channels and the impact on the minimum purchase quantities and the minimum margin requirements for extension of this Agreement for the purpose of revisiting those commitments in light of the volumes being sold through direct marketing programs. Furthermore, in recognition of the sales and marketing efforts Diamond will do to promote the Aureal brand under this Agreement, [****].


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                  7.3 Diamond Option. Aureal is developing certain products
including a audio/modem combo card. Aureal shall give Diamond the right to distribute such products through the Diamond channels provided the parties can agree on reasonable minimum purchase requirements. Diamond shall have 15 business days from Aureal's written offer to include these products into this agreement. If Diamond chooses not to add these products to this relationship, Aureal is free to distribute them under the Aureal brand name or other brand name in all markets and sales channels.

                  7.4 Named OEM Program. Aureal will provide a Diamond option to OEM's for inclusion of a customized Diamond interfaces and brand name into product on a licensed basis between Diamond and the Named OEM. Aureal will use its best efforts to make Diamond aware of all such opportunities. Aureal will notify a Diamond designated sales representative when Aureal intends to visit a Named OEM for sales visits. Diamond will have the right to make a joint sales call to the Named OEM. If the Named OEM does not want the Diamond option, Aureal will proceed to sell the Named OEM a product directly from Aureal or through Aureal's contract manufacturer. Diamond is not precluded from providing the Named OEM with another audio chip solution. Diamond and Aureal will meet on a regular basis to review various upcoming opportunities at the Named OEM's.

                  7.5 [****] Program. To the extent Aureal produces [****] products and offers them to Diamond, Diamond agrees to include such products for sale in the Diamond channel. Aureal and Diamond agree to meet promptly upon inclusion of such products into the agreement to determine minimum purchase commitments for the current period.

                  7.6  Branding.

                           7.6.1 The branding of Add-In Sound Cards distributed
under this Section 7.6 shall be in accordance with the procedures and requirements set forth in Section 9 ("Labeling and Joint Marketing Obligations") and Exhibit D ("Branding Procedure") attached hereto. In its distribution efforts, will use the then-current names used by Aureal for the Aureal Chips (but will not represent or imply that it is Aureal or is a part of Aureal), and with respect to any jointly-branded product, neither party will represent or imply that it is the other party or a part of the other party.

                  7.6.2 Each party ("Licensor") grants to the other party ("Licensee") a non-exclusive, non-transferable, limited license to use all trademarks, service marks, trade names, logos or other words or symbols set forth in Exhibit E ("Trademarks") (collectively, the "Marks") solely in connection with the marketing and distribution of the Add-In Sound Cards sold by Aureal to Diamond. The Marks of each Licensor are and will remain their exclusive property. Licensee will not take any action that jeopardizes Licensor's proprietary rights, or acquire any rights, in the Marks, except the limited use rights specified herein. Licensee understands and agrees that use of the Marks shall not create any right, title or interest in or to the use of the Marks and that all such uses and goodwill associated with the Marks will be to the benefit of Licensor. Except as otherwise agreed in writing, Licensee will not register, directly or indirectly, any trademark, service mark, trade name, copyright, company name or other proprietary or commercial right which is identical or confusingly similar to the Marks or which are translations thereof in any other language(s). Upon Licensor's request, Licensee will execute such instruments and take such actions that may be appropriate to register, maintain or renew the registration of the Marks in Licensor's


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name and/or protect Licensor's interest in the Marks. Licensee may use the Marks solely in connection with Licensee's permitted activities under this Agreement, provided Licensee clearly identifies Licensor's ownership of such Marks.
Licensor reserves the right to require Licensee to submit all advertising and marketing material to Licensor for review and approval prior to release by Licensee. Licensor may require Licensee to discontinue use of any advertising and marketing materials that Licensor reasonably believes will have a detrimental effect on Licensor's business. Licensee shall cooperate with Licensor upon request to ensure that Licensee's use of the Marks conform to the Licensor trademark policies and use guidelines as in effect from time to time.

                  7.7 Rights and Obligations of Customers. Where applicable and reasonably possible, all distributions of Add-In Sound Cards must be subject to a license agreement with terms (i) no less restrictive or materially less protective of each party's rights in the Add-In Sound Cards than this Agreement and (ii) disclaiming each party's warranties and limiting each party's liability consistent with the terms of this Agreement. For each jurisdiction in which Add-In Sound Cards are distributed, each party has the responsibility to use commercially reasonable efforts (i) to use a license agreement that is enforceable under and complies with the laws of such jurisdiction and (ii) to use its diligent efforts to ensure that its Resellers, OEM's and End-Users comply with the terms relating to each party's rights as contained in such license agreements.

                  7.8 Sales Reports. Both parties will cooperate in preparing and implementing training, sales and marketing presentations. Diamond agrees to provide Aureal with periodic reports on or before the 5th day of each month containing the following information:

                           a) Inventory report on Add-In Sound Cards

                           b) Two quarter rolling sales forecasts

                           c) Individual product sales and backlog data by
                              region and channel.

Aureal and Diamond Sales and Marketing representatives will meet on a monthly basis to review sales and promotion opportunities throughout the Diamond Channel.

         8. Covenants.

                  8.1 Diamond Covenants. Diamond agrees:

                           8.1.1 that it will be responsible for the support and
maintenance of all Add-In Sound Cards distributed by them in accordance with support and maintenance procedures to be negotiated in good faith and mutually agreed upon by the parties;

                           8.1.2 to use its diligent efforts to successfully
market and distribute Add-In Sound Cards on a continuing basis and to comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof;

                           8.1.3 to use reasonable efforts to keep Aureal
informed as to any problems encountered with the Aureal Chips and any resolutions arrived at for those problems, and to communicate promptly to Aureal any and all modifications, design changes or improvements of the Aureal Chips suggested by any customer, employee or agent. Diamond further agrees (i) that Aureal shall have any and

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all right, title and interest in and to any such suggested modifications, design changes or improvements of the Aureal Chips, without the payment of any additional consideration therefor either to Diamond, or its employees, agents or customers and (ii) that it will cooperate with Aureal in connection with the foregoing; and

                           8.1.4 to conduct its business in a manner which
favorably reflects upon Aureal.

                  8.2 Mutual Covenants. Each party agrees:

                           8.2.1 to comply with all export laws and restrictions
and regulations of the Department of Commerce or other United States or foreign agency or authority, and not to export, or allow the export or re-export of any Proprietary Information (as defined in Section 11.1 ("Obligation") below), Aureal Chips or any direct product thereof in violation of any such restrictions, laws or regulations, or to Afghanistan,] or any Group Q, S, W, Y or Z country specified in the then current Supplement No. 1 to Section 770 of the U.S. Export Administration Regulations (or any successor supplement or regulations) and in the event Diamond requests that a Product be shipped to a location requiring any licenses or permits in addition to those already possessed by the Aureal, the Diamond shall obtain and bear all expenses relating to such licenses or permits, or obtain exemptions therefrom, and shall, at the Aureal's request, demonstrate compliance with all applicable laws and regulations prior to delivery thereof by such Aureal;

                           8.2.2 to, in addition to and without in any way
limiting the obligations of each party hereunder, use all reasonable methods to protect the other party's rights with respect to the Aureal Audio Products and Proprietary Information (as applicable) as it uses to protect its own or any third party's software, confidential information or rights;

                           8.2.3 that all advertising and marketing materials
relating to the Products and/or the other party shall be accurate in all material respects; and

                           8.2.4 to designate one of its employees as the
contact person for the administration of this Agreement ("Contract Representative") and to advise the other party of such employee's name, mailing address and telephone number.

                           8.2.5 to use commercially reasonable efforts to
ensure that neither this Agreement (or any term hereof) nor the performance of or exercise of rights under this Agreement, is restricted by, contrary to, in conflict with, ineffective under any law or regulation known by a party to be applicable to it. To the extent any such law or regulation requires registration or approval of the Agreement or requires tax withholding by a party under the Agreement or any termination payment or compulsory licensing with regard to the Agreement, such party shall satisfy such obligations.

         9. Labeling and Joint Marketing Obligations.

                  9.1 Proprietary Notices. Diamond shall not remove any copyright notices or proprietary legends contained within the Aureal Chips and Add-In Sound Cards. Further, Diamond shall include a copyright notice on all Add-In Sound Cards containing Aureal Chips (and all packaging, specification sheets and advertising for such products) that reflects the copyright ownership of Diamond and Aureal as follows:


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                  (C) 19__ Diamond and its licensors.
                  All rights reserved.

In addition, anytime software utilizing the Aureal Chips displays copyright information to the End-user, a notice substantively similar to the following shall be included therein:

                  Aureal 3D(TM) technology is provided by Aureal Semiconductor Inc. (C) 1987-1998 Aureal Semiconductor Inc., All Rights Reserved. A3D Interactive(TM) and logos are trademarks of Aureal Semiconductor Inc.

                  9.2 Marking by Diamond. Subject to Section 7.6 ("Branding"), Diamond hereby agrees to mark all products designed, made for or by, and sold by Diamond, which incorporate the Aureal Audio Products (as well as all packaging, specification sheets and advertising for such products) with the applicable Aureal trademarks and copyright and/or patent notices, in a form reasonably acceptable to Aureal or as detailed in Exhibit D.

                  9.3 Display of Logos. Diamond shall be required to prominently display the Aureal 3D(TM) logo (or any other appropriate logo so designated by Aureal upon prior approval from Diamond, which shall not be unreasonably withheld), as provided by Aureal, on the front of the outside package and booklet of all Add-In Sound Cards that incorporate the Aureal Chips. The size and location (on the front of the box) of such display shall be noticeable and readily apparent to the average consumer as detailed in Exhibit D. Diamond shall make available to its system integrator customers the right to include the Aureal 3D(TM) logo on their products as described in this section.

                  9.4 Advertising. Diamond agrees that all advertising, marketing or promotional materials that Diamond transmits or distributes that mention the 3-D audio technology or capabilities of products incorporating the Aureal Chips, shall prominently display the A3D logo in all advertising and give prominent credit to Aureal as the provider of the audio technology as detailed in Exhibit D. Aureal shall have the opportunity to review and approve all packaging, which approval shall not be unreasonably withheld. Aureal will have input into the creative process for advertising and promotion and will jointly be involved with Diamond on the administration of the promotion funds identified in this agreement.

                  9.5 Additional Obligations. The parties will also perform the obligations with respect to joint marketing of the Products as set forth in Exhibit D ("Branding Procedure") attached hereto.

                  9.6 Marketing and Advertising Funds. Diamond will set aside a marketing budget to be jointly administered between the companies in the amounts set forth in Exhibit B. Diamond and Aureal representatives will meet to identify and approve specific marketing and advertising programs in which to use the agreed upon budget together with a specific budget for each such program. The parties will mutually agree on which party, Diamond or Aureal, will administer the specific programs in accordance with the budget requirements. The representatives will meet on a weekly basis to review the programs.

                  9.7 Future Products. Aureal and Diamond will collaborate on other prospective board design integration and chip feature implementations for future products and also on [****] implementations.

         10. Limitation of Liability. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF

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THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL
OR EQUITABLE THEORY (I) FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST DATA OR (II) FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. THIS LIMITATION SHALL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         11. Indemnities.

                  11.1 By Aureal. Aureal shall defend, indemnify and hold Diamond and its officers, directors, agents and employees harmless from liability resulting from infringement by the Aureal Audio Products of any patent, copyright or trade secret provided that: (i) Aureal is promptly notified of any and all threats, claims and proceedings related thereto; (ii) Aureal shall have sole control of the defense and/or settlement thereof and Diamond shall not settle or compromise any such claim without Aureal's prior written consent; (iii) Diamond furnishes to Aureal, upon request, all information available to Diamond related to the defense of such claim; and (iv) Diamond provides Aureal with reasonable assistance at Aureal's expense. The foregoing obligation of Aureal does not apply (i) to the extent that such infringement results from Aureal Audio Products or portions or components thereof that are
(A) not supplied by Aureal; (B) modified after shipment by Diamond; (C) combined with other products, processes, methods or materials, where such other products, processes, methods or materials were required to sustain the infringement action
(ii) where Diamond continues the allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement, or (iii) to the extent that Diamond's use of the Aureal Audio Products is incident to an infringement not resulting primarily from the Aureal Audio Products. Diamond shall indemnify Aureal and its officers, directors, agents and employees from all damages, settlements, attorneys' fees and expenses related to a claim of infringement or misappropriation excluded from Aureal's indemnity obligation by this sentence.

                  11.2 By Diamond. Subject to Aureal's obligations under Section
11.1 ("By Aureal"), Diamond shall hold Aureal and its officers, directors, agents and employees harmless from liability resulting from (i) infringement by any Diamond product not attributable to the Aureal Audio Product and (ii) Diamond's distribution of the such product, provided that: (i) Diamond is promptly notified of any and all threats, claims and proceedings related thereto; (ii) Diamond shall have sole control of the defense and/or settlement thereof; (iii) Aureal furnishes to Diamond, upon request, information available to Aureal for such defense; and (iv) Aureal provides Diamond with reasonable assistance at Diamond's expense.

         12. Confidentiality.

                  12.1 Obligation. Each party agrees that (i) all inventions, algorithms, processes, technology, know-how and ideas and all other business, technical and financial information it obtains from the other and (ii) the terms and conditions of this Agreement shall constitute the confidential property of the other party ("Proprietary Information"). Except as expressly allowed in this Agreement, the receiving party will hold in confidence and not use or disclose any Proprietary Information of the disclosing party and shall similarly bind its employees in writing. The receiving party shall not be obligated under this Section with respect to information the receiving party can document:

                  (a) is or has become readily publicly available through no fault of the receiving party or its employees or agents; or


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

                  (b) is received from a third party lawfully in possession of such information and lawfully empowered to disclose such information and provided the receiving party abides by all restrictions imposed by such third party; or

                  (c) was rightfully in the possession of the receiving party prior to its disclosure by the other party provided the receiving party abides by all restrictions imposed on its possession of such information; or

                  (d) was independently developed by the receiving party without use of the disclosing party's Proprietary Information.

                  (e) is required to be disclosed subject to Securities Exchange Commission or other regulatory agency requirements.

                  12.2 Injunctive Relief. Each party agrees that any breach of the confidentiality obligations contained in this Section 12 may cause irreparable harm for which monetary damages will not be an adequate remedy, and that each party shall, in addition to any other remedies available to it, be entitled to seek all equitable remedies including injunctive relief to prevent any such breach by the other party.

         13. Term and Termination.

                  13.1 Term. This Agreement shall commence upon the Effective Date and shall continue for a period of two (2) years unless terminated earlier pursuant to Section 12.2 below. Thereafter, this Agreement shall renew for a successive one (1) year period to include the following minimum purchase commitment. [****].

                  13.2 Review Period. On or before December 31, 1998 both parties will review the progress under this Agreement. Either party may decide at that time to terminate the Agreement and will be no longer bound by its terms. If the parties agree to continue, Aureal and Diamond will negotiate minimum purchase commitments for each quarter in 1999. Provided however, that the minimum purchase commitment will not be less than an aggregate of [****].

                  13.3 Termination for Breach. This Agreement may be terminated by a party for cause immediately upon the occurrence of any of the following events:

                           (1) if the other ceases to do business, or otherwise
terminates its business operations; or

                           (2) if the other materially breaches any material
provision of this Agreement and fails to fully cure such breach within thirty
(30) days (ten (10) days in the case of a failure to pay and immediately in the case of a breach of Section 11 ("Confidentiality")) of written notice describing the breach; or

                           (3) if the other ceases to fully support the audio PC
business on a commercial basis; or


[****] Confidential Treatment Requested

                           (4) failure of Diamond to met the minimum purchase
commitment as set forth in Section 3, or as amended pursuant to Section 13.2 or adjusted in accordance with Section 4.3.

                           (5) if the other shall seek protection under any
bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within ninety (90) days).

                  13.4 Effect of Termination. In the event of any termination of this Agreement, the parties shall return to each other or destroy all copies of all Proprietary Information and shall provide to each other a certificate of an authorized representative to the effect that such return or destruction has occurred. If the Agreement is terminated due to Diamond's failure to meet
Section 3, Diamond shall immediately pay Aureal the balance due to reach the then current quarterly requirement. Furthermore, all outstanding and unaccepted purchase orders for Aureal Audio Products as of the effective termination date will no longer be of any force or effect and purchase orders which have been accepted shall be shipped by Aureal. Each party may continue to distribute Add-In Sound Cards remaining in their respective inventory as of the effective termination date pursuant to the terms of this Agreement.

                  13.5 Survival. Sections 4.5 ("Warranty Disclaimer"), 5 ("General Order, Delivery and Payment Terms"), 6 ("Ownership"), or 10 ("Limitation of Liability"), 11 ("Indemnities"), 12 ("Confidentiality"), 13 ("Term and Termination") and 14 ("General") of this Agreement shall survive any termination or expiration hereof. In particular, upon any termination or expiration of this Agreement, each party shall retain all amounts received from the other party prior to termination.

         14. General.

                  14.1 Governing Law. This Agreement will be governed in all respects by the laws of the United States of America and the State of California, without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. All disputes arising under this Agreement shall be brought in the Superior Court of the State of California in Santa Clara County or the Federal District Court located in San Jose as permitted by law. The Superior Court of Santa Clara County and Federal District Court located in San Jose shall have nonexclusive jurisdiction over disputes arising under or related to this Agreement. Diamond and Aureal hereby submit to the personal jurisdiction of the above courts.

                  14.2 No Agency. Aureal and Diamond are strictly independent contractors and shall so represent themselves to all third parties. Neither party has the right to bind the other in any manner whatsoever except as expressly provided in this Agreement, and nothing in this Agreement will be interpreted to make either party the agent, legal representative, employer or franchiser of the other, or to make the parties partners or joint ventures.

                  14.3 Assignability. This Agreement shall not be assigned by either party or by operation of law, without the prior written consent of the other party. However, either party may assign this Agreement upon prior written notice in connection with a merger, consolidation, reorganization or sale of all or substantially all of such party's business, stock or assets that are related to the performance of this Agreement. Any attempted assignment in contravention of this Section will be null and void. This

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

Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

                  14.4 Waiver. The waiver of one breach or default under this Agreement will not constitute a waiver of any subsequent breach or default. Any provision of this Agreement held illegal or unenforceable, will be deemed amended to conform to applicable laws and regulations, or if it cannot be so amended without materially altering the intention of the parties, it will be stricken and the remainder of this Agreement will continue in full force and effect. WITHOUT LIMITING THE FOREGOING, THE PARTIES AGREE THAT IF ANY REMEDY UNDER THIS AGREEMENT IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES SET FORTH IN THIS AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT.

                  14.5 Notices. All notices in connection with this Agreement shall be deemed given upon actual receipt by the party being notified after being deposited in the U.S. mail, postage prepaid, first class, certified or registered, return receipt requested, or sent by overnight courier, charges prepaid, in each case sent to a party's address as set forth in the opening paragraph of this Agreement or to such other address designated by a party hereto by notice in accordance with this Section.

                  14.6 Attorneys' Fees. The prevailing party in any action or to enforce the terms of this Agreement shall be entitled to reimbursement by the other party for all costs (including reasonable attorneys' fees) incurred in connection with such proceeding, in addition to any other remedies to which it may be entitled.

                  14.7 Integration. This Agreement and its attached Exhibits constitutes the entire and exclusive agreement between the parties hereto with respect to its subject matter and merges all other communications and discussions, oral or written. Diamond acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained in the Agreement. No employee, agent or other representative of Aureal has any authority to bind Aureal with regard to any statement, representation or warranty unless the same is specifically set forth or incorporated by reference in this Agreement. Other than as specified herein, this Agreement may only be supplemented, modified or waived in writing signed by all parties.

                  14.8 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one in the same instrument.

                  14.9 Press Releases. On the Effective Date of this Agreement, the parties will release mutually agreeable joint press releases announcing the relationship established by this Agreement.

                  14.10 Section Headings. The Section headings in the Agreement are inserted only as a matter of convenience and shall not be used in the interpretation thereof.

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

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DIAMOND MULTIMEDIA SYSTEMS, INC.          AUREAL SEMICONDUCTOR INC.



By:  /s/ William J. Schroeder             By:  /s/ Kenneth A. Kokinakis
     --------------------------                ---------------------------------
                    (Signature)                                      (Signature)



         William J. Schroeder                     KENNETH A. KOKINAKIS
     ----------------------------          -------------------------------------
                   (Printed Name)                    (Printed Name)




         President and CEO                 PRESIDENT AND CHIEF EXECUTIVE OFFICER
     --------------------------            -------------------------------------
                       (Title)                          (Title)


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